AGREEMENT OF LIMITED PARTNERSHIP

OF

TUBE FORMING, L.P.

Dated as of December 27, 1996

TABLE OF CONTENTS

AGREEMENT OF LIMITED PARTNERSHIP
OF
TUBE FORMING, L.P.

This Agreement of Limited Partnership is dated as of December 27, 1996 (this "Agreement"), by and between Wolverine Tube, Inc., a Delaware corporation, as the general partner hereof (the "General Partner"), and TF Investor, Inc., a Delaware corporation, as the limited partner hereof (the "Limited Partner"). In consideration of the mutual covenants and subject to the terms and conditions set forth herein, the General Partner and the Limited Partner do hereby agree and certify as set forth herein. Unless the context otherwise requires, terms which are capitalized and are not otherwise defined in context shall have the meanings set forth or cross-referenced in Article II of this Agreement.

RECITALS:

The Partnership is being formed between the General Partner and the Limited Partner, effective upon the execution and filing of a Certificate of Limited Partnership by the General Partner with the Office of the Secretary of State of Delaware.

The Partnership is being formed to be governed by the Delaware Revised Uniform Limited Partnership Act, to the extent the same is not inconsistent with this Agreement and the Partnership will be operated pursuant to the terms, conditions and provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the General Partner and the Limited Partner do hereby agree as follows:

I. ORGANIZATIONAL MATTERS

1.1 FORMATION. The Partnership is being hereby formed as a limited partnership under the laws of the State of Delaware by agreement between the General Partner and the Limited Partner upon the execution of a Certificate of Limited Partnership by the General Partner on December 27, 1996, and its filing with the Office of the Secretary of State of Delaware on December 27, 1996.

1.2 NAME. The name of the Partnership shall be:

Tube Forming, L.P.

1.3 TERM. The term of the Partnership shall continue until December 31, 2046, unless earlier terminated pursuant to the provisions of this Agreement or under the Act.

1.4 PURPOSE AND GENERAL CHARACTER OF BUSINESS OF THE PARTNERSHIP. The Partnership has been organized for the purpose of carrying out of, and the general

character of its business and its ordinary business shall consist of the conduct of, the "Business", which as used herein means: (i) to engage in any lawful business, including the business of manufacturing of products related to cooper and other tubing and related products and (ii) the performance of all things necessary or incidental to or connected with or growing out of such activities in accordance with the terms and conditions of this Agreement.

1.5 STATUS OF PARTNERS; NAMES AND ADDRESSES. The General Partner and any additional or substituted General Partners shall be general partners, and the Limited Partner and any additional or substituted Limited Partners shall be limited partners, as those terms are used in the Act, subject to the terms and provisions of this Agreement. The name and business or residence address of each of the Partners and their status as General or Limited Partners are set forth opposite their signatures below.

1.6 FOREIGN QUALIFICATION; FICTITIOUS NAME STATEMENT; OTHER CERTIFICATES. The General Partner has filed a certificate of limited partnership with the Secretary of State of Delaware and shall continue to maintain the Partnership as a limited partnership in the State of Delaware. The General Partner will file or record with the proper offices and each other jurisdiction and political subdivision in which the Partnership is doing business, such applications or other certificates or documents as are required or permitted by any applicable partnership, assumed or fictitious name statutes or similar statutes or laws in effect in such jurisdiction or political subdivision in order for the Partnership to be qualified to transact business in such jurisdictions. The General Partner shall also, from time to time, file such certificates of amendment, certificates of cancellation, or other certificates under the Act or under the laws of Delaware or any other jurisdiction in which the Partnership is doing business, as the General Partner considers necessary or appropriate. The Partnership may do business under any other fictitious business name or names deemed desirable by the General Partner and shall, from time to time, file on behalf of the Partnership such fictitious name statements in Delaware and any and all other jurisdictions and offices as it considers necessary or appropriate.

1.7 DELAWARE OFFICE AND AGENT; OTHER OFFICES. The registered office of the Partnership in the State of Delaware will be at the offices of the registered agent of the Partnership in Delaware. The registered agent of the Partnership and its registered address in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal office and place of business of the Partnership shall be located at 1533 Crescent Drive, Carrollton, Texas 75006. The General Partner may from time to time

change the registered office or agent or the principal place of business of the Partnership or establish additional offices of the Partnership as the General Partner may determine are necessary or appropriate. The General Partner shall notify each Partner of any change in the principal place of business of the Partnership.

II. DEFINITIONS

2.1 Unless the context otherwise requires, the following terms (and the singular or plural thereof) used in this Agreement shall have the meanings set forth below or set forth in the Sections of this Agreement cross-referenced below:

"Act" shall mean the Revised Uniform Limited Partnership Act as adopted in Chapter 17, Title 6 of the Delaware Code as in effect on the commencement of the term of the Partnership and all subsequent amendments thereto which, by their express terms, are applicable to limited partnerships formed prior to their adoption.

"Adjusted Book Income" or "Adjusted Book Loss" for any fiscal year means Book income or loss remaining after any special allocations made for such Fiscal Year pursuant to Sections 3.02, 3.03, and 3.04 of Appendix A.

"Adjusted Capital Account Balance" means a Partner's Capital Account balance increased by the sum of (i) such Partner's share of "partnership minimum gain" (within the meaning of Treas. Reg. § 1.704-2(b)(2)) and (ii) such Partner's share of "partner nonrecourse debt minimum gain" (within the meaning of Treas. Reg. § 1.704-2(i)(2)).

"Affiliate" means with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

"Agreed Value" means the cash equivalent value, not adjusted for inflation or the time value of money, which the Partners agree constitutes the net fair market value of property contributed or to be contributed to the Partnership, after taking into account any debt of the Partnership secured by a lien against the property, as Capital Contributions, if any.

"Agreement" means this Agreement of Limited Partnership, as amended from time to time by amendments duly executed and delivered after the effective date of this Agreement.

"Bankruptcy" means, with respect to any Partner, such Partner (i) filing a petition or otherwise voluntarily commencing a case or proceeding or filing an answer or other pleading in any proceeding seeking, consenting to or acquiescing in a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Partner (including appointment of a trustee, custodian, liquidator or receiver with respect to all or a substantial part of such Partner's properties) under any federal or state bankruptcy, insolvency or debtors'

reorganization law, (ii) filing a pleading or motion admitting or failing to contest the material allegations of a petition filed against such Partner in any proceeding under any such law, (iii) being the voluntary or involuntary subject of an order for any such relief by any court under any such law, or (iv) being adjudicated a "bankrupt," "debtor" or "insolvent" under any such law, or there being appointed under any such law a "trustee," "receiver" or "custodian" to manage its business or properties, or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to the Partner or its business, which proceeding is consented to by such Partner or which is not dismissed within sixty (60) days after being commenced.

"Book" means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. § 1.704-1(b)(2)(iv) as reflected in Appendix A, as distinguished from any accounting method which the Partnership may adopt for other purposes such as financial reporting.

"Business" -- See Section 1.4.

"Capital Account" -- See Section 4.2.

"Capital Contributions" means the Partners' aggregate contributions of cash or property made or required to be made pursuant to Article III whether or not yet made. Except as otherwise expressly provided in this Agreement, property other than cash contributed or to be contributed as Capital Contributions shall be valued at its Agreed Value.

"Cash Flow" shall mean the cash funds derived by the Partnership from the operation of the Partnership Business (exclusive of any liquidation proceeds) and the proceeds of any loans to the Partnership before any deduction for depreciation and after deduction of: (i) all unreimbursed operating expenses including taxes; (ii) all capital expenditures; (iii) all payments of principal, interest and other charges in respect of any Partnership indebtedness, including loans by the General Partner or Affiliates, if any; and (iv) all reserves, whether for working capital or anticipated capital or operating obligations or otherwise, which are deemed necessary or appropriate by the General Partner in the exercise of its sole discretion.

"Fiscal Year" -- See Section 4.3(b).

"Internal Revenue Code" or the "Code" means the Internal Revenue Code of 1986, as amended. All references to particular sections of the Internal Revenue Code shall be deemed to include reference to corresponding provisions of subsequent law.

"Majority in Interest" means, with respect to the Limited Partners, Limited Partners whose aggregate Capital Contributions are more than fifty percent (50%) of the aggregate Capital Contributions of all Limited Partners.

"Membership" means each Partner's status as a Limited Partner or General Partner of the Partnership, as the case may be, but only insofar as it relates to such Partner's right to exercise the rights and powers of management, control or consent of a Person admitted to the Partnership as a general or limited partner, or other rights granted to a Partner under this Agreement or under the Act, as the case may be, and is to be distinguished from such Person's Percentage Interest as hereafter described.

"Partner Loan" -- See Section 3.4.

"Partners" means and includes the General Partner and the Limited Partners. A General Partner having or acquiring a partnership interest as a Limited Partner shall also constitute such a Limited Partner and, for all purposes of this Agreement, references to Partners of any class or their partnership interests do not include such Partners in their capacities as Partners of another class or their partnership interests as another class of Partner. Where a partnership interest is owned in joint tenancy or tenancy in common, the joint tenants or tenants in common with respect to such partnership interest shall be considered one Partner. In addition, any reference to any Partner shall, unless the context clearly requires otherwise, be deemed a reference to its predecessor and successor (other than a mere assignee) in interest.

"Partnership Expenses" means those necessary operating and administrative expenses incurred by the Partnership or by the General Partner on behalf of the Partnership (including expenses incurred by the General Partner prior to the formation of the Partnership), whether ordinary or extraordinary, including, without limitation, (i) fees, commissions and expenses incurred in connection with the formation of the Partnership, or the acquisition or disposition of the assets of the Partnership or any financing or refinancing, (ii) the charges and expenses of agents, attorneys, accountants, brokers, architects, engineers and other experts for the Partnership, and (iii) debt service.

"Percentage Interest" means a Partner's (or such Partner's assignees') allocable interest in the income, gains and losses of the Partnership and right to and allocable interest in distributions of Partnership assets, as distinguished from such Partner's Membership. The initial Percentage Interests of the Partners shall be as set forth in Section 3.1 of this Agreement.

"Person" means an individual, partnership, corporation, limited liability company, trust, estate, government, board, bureau, agency or any other association or entity.

"Prime Rate" means the rate of interest reported by The Wall Street Journal as the "Prime Rate", which rate shall be adjusted, from time to time, on the same date that such published rate is adjusted.

"Transfer" -- See Section 7.4.

"Treasury Regulation" or "Treas. Reg." shall mean the regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulations.

"Unauthorized General Partner" -- See Section 8.3.

"Unrecovered Contribution" means, for any Partner, the cumulative amount contributed by such Partner to the capital of the Partnership, reduced (but not below zero) by the cumulative amount distributed to such Partner pursuant to this Agreement.

"Voting Rights" -- See Section 6.4.

2.2 Unless the contest clearly requires otherwise, terms defined in Appendix A and not defined in this Agreement shall have the meanings set forth in Appendix A.

III. CAPITALIZATION AND CONTRIBUTIONS

3.1 INITIAL CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS.

(a) Simultaneously with the execution and delivery of this Agreement, the Partners have contributed Ten Thousand and No/100 dollars ($10,000) to the capital of the Partnership, with each such Partner having contributed the amount set forth below opposite its name:

General Partner	$ 100
Limited Partner	$ 9,900
Total	$10,000

(b) Upon the contribution by the Partners to the capital of the Partnership of the amounts set forth above, each Partner shall have an interest in the Partnership expressed as a percentage of the whole with the initial Percentage Interests of the Partners being as follows:

General Partner	1%
Limited Partner	99%
Total	100%

(c) No Partner shall have any further obligation to contribute capital to the Partnership, except as may be required by the Act.

3.2 INTEREST. No Partner shall be entitled to interest on contributions to the capital of the Partnership.

3.3 WITHDRAWAL; RIGHT TO RECEIVE DISTRIBUTIONS. No Partner shall be entitled to receive or withdraw any portion of its Capital Contributions or receive distributions of property, including cash, except through distribution pursuant to Section 4.1, or through liquidation pursuant to Section 8.2(c).

3.4 PARTNER LOANS. If the General Partner determines that the Partnership requires cash, the General Partner, or one or more of its Affiliates, may make a secured or unsecured loan to the Partnership (a "Partner Loan"), all upon such terms, conditions and provisions as determined appropriate by the General Partner in its sole discretion, provided that no Partner shall be personally obligated to repay Partner Loans and any such loans shall be payable or collectible only out of the assets of the Partnership. Partner Loans, and accrued interest thereon, may be prepaid in whole or in part and payments shall first be applied to accrued interest and then to principal.

IV. DISTRIBUTIONS, ACCOUNTS AND ALLOCATIONS

4.1 CASH FLOW DISTRIBUTIONS. The General Partner may determine the amount of and distribute the Cash Flow of the Partnership, at such times as determined by the General Partner, to the Partners in proportion to their Percentage Interests.

4.2 CAPITAL ACCOUNTS. A "Capital Account" shall be maintained for each Partner in the manner set forth in Article II of Appendix A. The provisions of Article II of Appendix A are intended to comply with the requirements of Treas. Reg. § 1.704-1(b)(2)(iv) with respect to substantial economic effect, and shall be interpreted and applied accordingly. For purposes of making adjustments to Capital Accounts upon a Revaluation Event in accordance with Section 2.2 of Appendix A, the General Partner shall determine the fair value of the interest of each Partner without the requirement that any other Partner agree or that there be an appraisal. Subject to the foregoing, the determination of Capital Account adjustments by the General Partner shall be final, conclusive and binding upon the Partnership and each Partner having an interest in the Partnership and each Person having an interest in an interest in the Partnership.

4.3 ACCOUNTING.

(a) The Partnership shall keep its books on the accrual basis and in accordance with generally accepted accounting principles consistent with those employed for determining the Partnership's income for federal income tax purposes, except as otherwise provided in this Agreement or as otherwise agreed to by the Partners.

(b) The taxable year of the Partnership shall be the calendar year, unless otherwise required by applicable law. The "Fiscal Year" of the Partnership shall be the same as its taxable year.

(c) All items of income, gain, loss, deduction, or credit shall be considered to have been earned ratably over the Fiscal Year of the Partnership, and any allocation under this Article shall take into account the varying interests of the Partners in the Partnership during the year.

4.4 ALLOCATION OF ADJUSTED BOOK INCOME OR LOSS. Subject to the provisions of Article III of Appendix A, the Partnership's Adjusted Book Income or Adjusted Book Loss for any Fiscal Year shall be allocated among the Partners as follows:

(a) **Adjusted Book Income:**

(i) first, in the event that the Adjusted Capital Account Balance of the General Partner is negative, to the General Partner until such Adjusted Capital Account Balance equals zero; and

(ii) second, to the Partners in proportion to their Percentage Interests.

(b) **Adjusted Book Loss:**

(i) first, to the Partners until the Adjusted Capital Account Balance of each Partner equals zero, in proportion to the respective amounts required to achieve such result; and

(ii) second, 100% to the General Partner.

4.5 ALLOCATION OF TAX ITEMS. Except as otherwise provided in Article IV of Appendix A, all items of income, gain, loss and deduction shall be allocated among the Partners for federal income tax purposes in the same manner as the corresponding allocation for Book purposes pursuant to Section 4.4.

4.6 ALLOCATIONS UPON TRANSFER OF INTERESTS; ADMISSIONS; CHANGES. Items allocated pursuant to Section 4.4 to any Percentage Interest or portion thereof, which may have been acquired, transferred or as to which there is a changed allocation during any year or period shall be allocated among the Persons who were or were deemed to be owners (whether or not as mere assignees and not as Partners) of such Percentage Interests or portions thereof during such year or period, by the use of any convention which is elected by the General Partner and permitted under the Internal Revenue Code, including, without limitation, an interim closing of the books using a half-month convention. For purposes hereof, the General Partner shall be entitled to rely on the books and records of the Partnership to determine the dates as of which any Person is or is deemed to be an owner of a Percentage Interest and any such determination made in good faith shall be conclusive and binding upon all Partners.

V. POWERS, DUTIES AND LIMITATIONS UPON THE GENERAL PARTNER

5.1 POWERS OF THE GENERAL PARTNER. Subject only to the limitations imposed by the Act and this Agreement, the General Partner in its full and exclusive discretion, shall have the power to conduct, manage, control and make all decisions affecting the Business and the assets and affairs of the Partnership, including, but not limited to, the power to:

(a) operate the Business of the Partnership, including without limitation the employment of any personnel necessary or related thereto;

(b) acquire, operate, manage and otherwise deal with the property and assets of the Partnership or all or any portion thereof;

(c) establish, maintain, deposit in and withdraw from checking, savings and other accounts in the name of the Partnership in such banks, savings and loan associations or trust companies as the General Partner may from time to time select;

(d) invest any funds of the Partnership in short term United States Government obligations, federally insured money market accounts at financial institutions or similar investments until such funds are required to pay any expenses of the Partnership then due and payable;

(e) negotiate, enter into, execute and exercise the Partnership's rights under any and all contracts necessary, desirable or convenient with respect to the Business;

(f) execute any notifications, statements, reports, returns or other filings that are necessary or desirable to be filed with any state or federal agency, commission or authority, including, without limitation, any state or federal securities commission;

(g) sell, exchange, dispose of, transfer, lease or otherwise alienate all or part of the Business or assets of the Partnership to or from third parties, any Partner or the Affiliate of any Partner consistent with the provisions of Section 5.5, including, without limitation, the disposition of all or substantially all of the assets of the Partnership prior to or following dissolution or upon winding-up or liquidation of the Partnership;

(h) incur any and all indebtedness for or on behalf of the Partnership;

(i) secure Partnership indebtedness for borrowed money which the General Partner is empowered to borrow by this Agreement by the pledge of the Partnership's interest in any assets or property of the Partnership;

(j) use revenues from the Business to pay any and all Partnership Expenses or for expenditures on the assets and property of the Partnership which the General Partner determines are necessary or desirable to protect or enhance the return or minimize loss on the Partnership's investment in its assets and property;

(k) make all allocations contemplated or permitted by Article IV, and authorize or approve all actions in connection with the distribution of funds or property from the Partnership, including the distribution of proceeds resulting from a borrowing or refinancing as a return of the Capital Contributions of the Partners and also including setting off from distributions due to the Limited Partners any amounts owed by the Limited Partners to the General Partner or its Affiliates;

(l) prosecute, defend, settle or compromise actions at law or in equity as may be deemed necessary or advisable by the General Partner to enforce or protect the Partnership's Business, assets or rights;

(m) admit Limited Partners upon the disposition by Limited Partners of all or a portion of or interests in their Percentage Interests in accordance with Article VII;

(n) admit a substitute General Partner in accordance with the provisions of Section 8.3, and admit a General Partner in accordance with Section 5.3;

(o) compromise, as among the Partners, the obligations of a Partner to make a Capital Contribution or to return money or other property paid or distributed in violation of the Act;

(p) perform any and all acts necessary to pay any and all Partnership Expenses and other amounts authorized to be paid pursuant to the provisions of this Agreement on behalf of the Partnership;

(q) employ accountants, attorneys, contractors, brokers, engineers, consultants or other Persons, firms, corporations or entities on such terms and for such compensation as it shall determine is proper, including, without limitation, Persons and entities who may be Affiliates of, or perform services for, the General Partner;

(r) make such tax elections as the General Partner believes, in its absolute discretion, to be in the best interests of the Partnership and the Partners;

(s) act as the "Tax Matters Partner" as referred to in Section 6231(a)(7)(A) of the Internal Revenue Code; and

(t) do, or omit, all other acts and execute, acknowledge or deliver all other instruments which are necessary to effectuate any of the foregoing or to carry out the purposes of the Partnership or which are otherwise desirable.

None of the powers granted in this Section shall be interpreted as broadening or extending powers which are specifically limited by other provisions of this Agreement, including, without limitation, Section 5.3.

5.2 **Duties of the General Partner.** The General Partner will devote to the Partnership such time as it believes to be reasonably necessary to the proper supervision and

management of the Business and will promote the interests of the Partnership. It is expressly understood and agreed that the General Partner (i) shall not be required to devote its entire time or attention to the Business, (ii) shall not be restricted in any manner from participating in other businesses or activities, despite the fact that the same may be competitive with the Business of the Partnership, and (iii) shall not be obligated to afford the Partnership or any other Partner the opportunity of operating, managing or investing in any other enterprise or service, regardless of whether such interest or enterprise would, but for this sentence, be deemed an opportunity of the Partnership. In carrying out its obligations, the General Partner, shall, at the expense of the Partnership, attempt to cause the Partnership to:

(a) conduct the Business;

(b) deposit all funds of the Partnership in one or more separate Partnership accounts with such banks, savings and loan associations, trust companies or money market funds as the General Partner may designate, or invest such funds in the Partnership's name and maintain the Partnership property in the Partnership's name; provided, however, not withstanding the foregoing, the operating revenues of the Partnership, capital contributions and the proceeds of any loan obtained by the Partnership may be deposited in a central account in the name of the General Partner or an entity affiliated with the General Partner so long as separate entries are made on the books and records of the Partnership and on the books and records of such other entity reflecting that deposits in the bank account of such entity with respect to amounts received from the Partnership have been deposited therein for the account of the Partnership and that withdrawals from such bank account have been made for the purpose of disbursing funds to the Partnership or for the purpose of paying costs, expenses or liabilities of the Partnership;

(c) maintain at the principal office of the Partnership and preserve during the term of the Partnership and for four (4) years thereafter, (i) complete and accurate books of account, (ii) a current list of the full name and last known business or residence address of each Partner, set forth in alphabetical order, (iii) a copy of this Agreement, together with executed copies of any power of attorney pursuant to which any of the foregoing has been executed, and (iv) copies of the Partnership's federal, state and local income tax returns and reports for the three (3) most recent years, and, upon receiving reasonable notice, make such books of account, reports, lists, agreements, certificates and tax returns and reports available for inspection, copying and audit by any Partner or its duly authorized representative (at the expense of such Partner) during regular business hours and at the office where such records are maintained as provided in this paragraph;

(d) arrange for the preparation of all necessary informational federal income tax forms on behalf of the Partnership and the preparation and filing of all tax returns required to be filed by the Partnership, and act as the "Tax Matters Partner" as referred to in Section 6231(a)(7)(A) of the Internal Revenue Code, and in such capacity: (i) receive notice of the beginning of administrative proceedings by the Internal Revenue Service (the "Service") at the Partnership level; (ii) receive notice of the final Partnership administrative adjustment resulting from any Service administrative proceedings; (iii) promptly notify the

Partners of the substance of or provide them with copies of all material communications by or to it in its capacity as Tax Matters Partner and, in addition, to the extent and in the manner provided by Treasury Regulations keep all Partners informed of administrative and judicial proceedings as to adjustments of Partnership tax items; and (iv) exercise all of its powers as Tax Matters Partner, in what it believes to be the best interests of the Partnership;

(e) cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Partnership in Delaware and such other states in which the Partnership is required to qualify to do business as a limited partnership;

(f) to the extent practicable, cause all Persons dealing with the Partnership, the General Partner, as such, or any agent or employee of the Partnership acting on behalf of the Partnership, to be aware of the character of the Partnership as a limited partnership formed under the laws of Delaware; and

(g) obtain and maintain, at the Partnership's expense, such all risk, public liability, workmen's compensation, fidelity, forgery and other insurance, if any, as may be available and as may be deemed necessary or appropriate by the General Partner.

5.3 LIMITATION ON THE POWER OF THE GENERAL PARTNER. Without the prior unanimous written consent of all Partners to the specific act, the General Partner shall have no authority to admit a Person as a General Partner, except in the case of a transaction to which a General Partner is a party and which is excluded from the definition of a "Transfer" in Article VII.

5.4 COMPENSATION AND REIMBURSEMENT OF GENERAL PARTNER. The General Partner shall be entitled, in addition to all other distributions and reimbursements to which he may otherwise be entitled hereunder by reason of its Percentage Interest, to reimbursement for all Partnership Expenses paid by it on behalf of the Partnership.

5.5 TRANSACTIONS WITH PARTNERS AND AFFILIATES. The General Partner may, on behalf of the Partnership, purchase from or provide goods or services to any Affiliate, Partner or Affiliate of any Partner; provided that amounts paid for, and other terms relating to the furnishing of, such goods or services may not be materially less advantageous to the Partnership than the amounts and terms for and upon which similar goods or services could be obtained or furnished in the same geographic area to or from good quality corporations or business enterprises which are not Affiliates, Partners or Affiliates of any Partner. The foregoing authorization shall also apply to a sale or disposition of all or substantially all of the assets of the Partnership to any Affiliate, Partner or Affiliates of any Partner prior to or following dissolution or upon winding-up or liquidation of the Partnership. Amounts paid to Affiliates for goods or services in transactions authorized pursuant to this Section shall be treated for all purposes as amounts paid to non-Partners and any compensation or reimbursement received by any Partner from any such Affiliate shall belong to him or it and not to the Partnership. Neither the General Partner nor any Affiliate of the General Partner shall otherwise receive any compensation for services rendered to the Partnership

except for such fees, commissions and other compensation expressly provided in this Agreement.

5.6 <u>GENERAL PARTNER'S AUTHORITY</u>. Notwithstanding anything to the contrary set forth in this Agreement, no financial institution or any other Person dealing with the General Partner shall be required to ascertain whether it is acting in accordance with this Agreement, but such financial institution or other Person shall be protected in relying solely upon the representation, action, deed, transfer or assurance of, and the execution and delivery of any instrument or instruments by, the General Partner as evidence of its authority to act on behalf of the Partnership.

5.7 <u>LIABILITY OF THE GENERAL PARTNER</u>. The General Partner shall not be liable for damages to the Partnership or any Partner with respect to claims relating to its conduct, as General Partner, of the Business or any of the affairs of the Partnership, **INCLUDING ANY SUCH DAMAGES OR CLAIMS ATTRIBUTABLE IN WHOLE OR IN PART TO THE NEGLIGENCE OF THE GENERAL PARTNER**, unless it is established by clear and convincing evidence that the conduct constitutes gross negligence or willful or wanton misconduct or the General Partner failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership and not inconsistent with the provisions of this Agreement, including, without limitation, the provisions of Section 6.4. Without limiting the generality of the foregoing, the General Partner shall not be liable to the Partnership or any other Partner if this Agreement is not amended to reflect a distribution of Cash Flow as a return of a Partner's Capital Contribution, whether or not such distribution may constitute such a return under the Act.

5.8 <u>INDEMNIFICATION OF THE GENERAL PARTNER</u>.

(a) In any threatened, pending or completed action, suit or proceeding to which the General Partner or any of its officers, directors or shareholders was or is a party or is threatened to be made a party by reason of the fact that he or it is or was the General Partner of the Partnership or acting on its behalf, involving a cause of action or an alleged cause of action arising from or related to the Business or the performance by the General Partner as such (including, without limitation, those involving a cause of action or an alleged cause of action by a Partner or Partners for damages or other relief arising from the activities of the General Partner in the performance or management of the affairs of the Partnership or otherwise), the Partnership (but not any Partner) shall indemnify the General Partner against all losses, costs and expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding, **INCLUDING SPECIFICALLY ANY SUCH ACTION WHICH CONSTITUTES, IN WHOLE OR IN PART, NEGLIGENCE ON THE PART OF THE GENERAL PARTNER**, provided such action did not constitute gross negligence or willful or wanton misconduct and the General Partner acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership and to be not inconsistent with the provisions of this Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the General Partner did not act in good faith and in a manner which it reasonably

believed to be both in or not opposed to the best interests of the Partnership, and not inconsistent with the provisions of this Agreement.

(b) The right to any indemnification required under this Section, unless ordered by a court, shall be determined in the discretion of the General Partner which determination may be made in reliance upon a determination by legal counsel that is independent of the General Partner seeking indemnity or any of its Affiliates, in a written opinion, that the conduct of the General Partner conformed to the standard set forth in paragraph 5.8 (a). All parties agree that if there is such a determination by independent legal counsel no Partner shall challenge the propriety of such indemnification.

(c) Notwithstanding the foregoing, the indemnification herein provided for is only with respect to such losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Partnership.

(d) Indemnification under this Section 5.8 is in addition to and not a limitation upon any other right of contribution or indemnity which otherwise may exist in favor of the General Partner.

(e) The provisions of this Section providing for indemnification of the General Partner shall also apply to a liquidating trustee appointed to act and acting as a temporary limited partner pursuant to Article VIII, as if such liquidating trustee were a General Partner.

VI. POWERS AND DUTIES OF AND LIMITATIONS UPON LIMITED PARTNERS

6.1 **RIGHTS OF THE LIMITED PARTNERS.** Each Limited Partner shall be entitled to (i) inspect and copy, at its expense, such books of account, records, list of Partners, agreements, certificates and tax returns and reports the Partnership is required to maintain pursuant to Section 5.2(c) at the times and upon giving reasonable notice as therein provided, (ii) obtain from time to time and upon reasonable demand true and full information regarding the state of the Business and the financial condition of the Partnership, and, promptly after becoming available, copies of the Partnership's federal, state and local income tax returns and reports for each Fiscal Year, (iii) have dissolution and winding-up of the Partnership as provided in Article VIII, and (iv) have such additional rights as are elsewhere provided in this Agreement or by mandatory requirements of applicable law.

6.2 **LIMITATIONS ON THE RIGHTS OF LIMITED PARTNERS.** Subject to any mandatory requirements of applicable law, no Limited Partner shall have the right to take any part whatsoever in the management and control of the Business, sign for or bind the Partnership, have its Capital Contribution repaid except to the extent provided in this Agreement, demand property other than cash in payment of its Capital Contribution, demand proportionate distributions in kind (as opposed to amount) of property distributed in kind, receive interest on its Capital Contribution, require partition of Partnership property, compel any sales or appraisements of Partnership assets, compel sale of a

deceased Partner's Percentage Interest despite any provisions of law to the contrary, sell or assign its Membership or its Percentage Interest except as provided in this Agreement, or voluntarily withdraw or terminate its Membership as a Limited Partner of the Partnership except as the result of a transfer of all of its Percentage Interest in accordance with the provisions of this Agreement or upon liquidation of the Partnership pursuant to Article VIII.

6.3 LIMITED LIABILITY OF LIMITED PARTNERS. Anything in this Agreement or elsewhere to the contrary notwithstanding, the personal liability of each Limited Partner, as such, arising out of or in any manner relating to the Partnership or the Business shall not exceed the amount of its Capital Contribution, and upon the payment of such Capital Contribution such Limited Partner shall not have any further personal liability to contribute money or otherwise to, or in respect of the liabilities or obligations of, the Partnership; provided that if any Limited Partner receives distributions of cash or property it shall be liable as provided in the Act.

6.4 VOTING RIGHTS OF LIMITED PARTNERS AND INFORMATIONAL MEETINGS. The rights and powers of the Limited Partners pursuant to this Section 6.4 are herein referred to as "Voting Rights":

(a) A Majority in Interest of the Limited Partners may, without the consent of the General Partner:

(i) elect to continue the Business of the Partnership and designate one or more substituted General Partners upon and within ninety (90) days after a dissolution caused by an event described in Section 8.1(c), (d) or (e) if, upon such event, there is no remaining General Partner who is not an Unauthorized General Partner, or any remaining General Partner(s) who is not an Unauthorized General Partner refuses to continue the Partnership as provided for herein within forty-five (45) days after such event; and

(ii) elect a liquidating trustee to act under Section 8.2(b) if, at the time of dissolution and winding-up of the Partnership, there is no General Partner who is not an Unauthorized General Partner.

(b) Unless the prior approval of a Majority in Interest of the Limited Partners shall be obtained, the General Partner shall not knowingly and voluntarily perform, suffer to be performed or omit to perform any of the following:

(i) use revenues from the conduct of the Business other than as permitted in this Agreement;

(ii) possess Partnership property or assign any rights in specific Partnership property for other than a Partnership purpose; or

(iii) amend this Agreement if such amendment, pursuant to Article IX, requires the approval of a Majority in Interest of the Limited Partners.

The provisions of this paragraph (b) do not constitute limitations on the authority of the General Partner, but violations of such provisions by the General Partner may create liability to the Partnership or other Partners if in violation of Section 5.7.

(c) The Limited Partners shall exercise Voting Rights by written action consisting of one or more counterparts delivered to the General Partner or, if there is no General Partner, to the Limited Partners requesting such action, which counterpart or counterparts shall set forth the proposed action to be taken and contain the signatures of a Majority in Interest of the Limited Partners at such time approving such action. Requests for written action shall be in writing signed by the General Partner or by Limited Partners owning Percentage Interests to which are attributable twenty-five percent (25%) or more of the aggregate Capital Contributions of all Limited Partners, and shall be effective when given to all Limited Partners. The determination whether there has been such written action shall be made thirty (30) days after the request for written action is effective as herein provided, on the basis of whether counterparts containing sufficient signatures to constitute written action have then been delivered to the General Partner or the Limited Partners requesting such action, as provided for herein.

(d) Upon any exercise of Voting Rights as provided for in this Section 6.4, the General Partner shall keep complete and accurate records and notify all Partners of the substance thereof. All Limited Partners shall be contractually bound to all other Partners by the action taken or authorized pursuant to such exercise, shall exercise all of their rights and powers as Limited Partners under this Agreement and applicable law in a manner designed to effectuate the action taken or authorized pursuant to such exercise, and shall execute, acknowledge and deliver such consents, approvals, agreements or other documents or instruments as may be furnished from time to time by the General Partner in order to effectuate the actions so taken or authorized.

VII. TRANSFERS OF INTEREST

7.1 SECURITIES LAWS REPRESENTATIONS AND TRANSFER RESTRICTIONS. (a) Each Limited Partner executing this Agreement, represents and warrants to the Partnership, the General Partner and the other Limited Partners executing this Agreement, that the Limited Partner's interest in the Partnership purchased or otherwise acquired by it has been or will be purchased or acquired for investment for its own account and not as nominee or agent of a principal undisclosed to the General Partner or with a view toward the distribution thereof in a manner which would require the registration of the offer and sale of Limited Partner interests under the Securities Act of 1933, as amended (the "1933 Act"). Such representation and warranty shall not be deemed to be limited or qualified in any way by any other provision of this Agreement.

(b) No Limited Partner's interest in the Partnership has been registered under the 1933 Act in reliance upon the exemption provided in Section 3(b) and/or 4(2) of the 1933 Act and the rules and regulations promulgated pursuant thereto. Notwithstanding any other provision in this Agreement, no portion of or interest in the interest of a Limited Partner may be offered for sale, sold, transferred or otherwise disposed of without (i) the

registration of the interest under the 1933 Act or until the Partnership shall have received a written opinion, in form and substance satisfactory to the Partnership, of legal counsel acceptable to the Partnership, to the effect that such transfer is exempt from registration under the 1933 Act (or a "no action" letter from the staff of the Securities and Exchange Commission, satisfactory to the Partnership, to the effect that such transfer is exempt from such registration); (ii) registration under applicable state securities laws or until the Partnership shall have received, among other things, a written opinion, in form and substance satisfactory to the Partnership, of legal counsel acceptable to the Partnership, to the effect that such transfer is exempt under applicable state securities laws; (iii) a written opinion, in form and substance satisfactory to the Partnership, of legal counsel acceptable to the Partnership, to the effect that any such contemplated transfer will not cause a termination of the Partnership for tax purposes; and (iv) similar representations and warranties in writing from any such transferee or substituted Limited Partner.

7.2 Transfers Prohibited. Notwithstanding any other provision of this Agreement or of governing law, no Partner may sell, assign, give or otherwise transfer ("Transfer") its interest in the Partnership, and upon any attempt to so Transfer an interest in the Partnership, the Partnership shall dissolve pursuant to Section 8.1 and the Limited Partners shall have no right to continue the Partnership pursuant to Section 8.3 upon such a dissolution; provided, however, that upon receipt of an opinion of tax counsel that, by reason of promulgation of final Treasury Regulations under Section 7701 of the Code or other change of law, the Partnership will be treated as a partnership (rather than as a corporation or association taxable as a corporation) for federal and Tennessee income tax purposes, without regard to formal characteristics such as lack of free transferability of interests, this Section 7.2 shall cease to be effective and the Partners may Transfer their interests in the Partnership with the consent of the other Partners in their sole discretion.

VIII. DISSOLUTION OF THE PARTNERSHIP AND DISTRIBUTIONS UPON DISSOLUTION

8.1 DISSOLUTION. The Partnership shall be dissolved upon the occurrence of any of the following events, whether or not such occurrences would cause dissolution pursuant to the Act:

(a) the expiration of the term of the Partnership;

(b) the agreement of the General Partner and a Majority in Interest of the Limited Partners to dissolve the Partnership;

(c) dissolution or other termination of existence of the General Partner;

(d) the Bankruptcy of the General Partner; or

(e) the withdrawal of a General Partner from the Partnership or the occurrence of any "event of withdrawal" (as described in the Act) with respect to the General Partner.

The death, Bankruptcy, incompetency, dissolution or cessation of existence of a Limited Partner shall not dissolve or terminate the Partnership. Upon receipt of an opinion of tax counsel that, by reason of promulgation of final Treasury Regulations under Section 7701 of the Code or other change of law, the Partnership will be treated as a partnership (rather than as a corporation or association taxable as a corporation) for federal and Tennessee income tax purposes without regard to formal characteristics such as continuity of life, clauses (c), (d) and (e) above shall cease to be effective, and the Partnership shall dissolve only upon the occurrence of an event described in clauses (a) or (b) above (or any other event upon which the Partnership must dissolve under the Act).

8.2 WINDING-UP AND LIQUIDATION OF THE PARTNERSHIP.

(a) Upon a dissolution caused by an event described in Section 8.1(a) or (b), the General Partner shall diligently proceed to wind-up the affairs of the Partnership. During the time prior to liquidation, the Partnership shall be continued as a continuing limited partnership bound by the terms hereof, the continuing limited partnership shall succeed to all Partnership assets, the Business of the Partnership shall be continued, and the General Partner shall have the right to do all acts authorized by law for the purpose of winding-up the affairs of the Partnership.

(b) Subject to Section 8.3, upon dissolution caused by an event described in Section 8.1(c), (d) or (e), the Limited Partners may exercise Voting Rights to appoint a liquidating trustee. The Partnership shall then be continued as a continuing limited partnership, the continuing limited partnership shall succeed to all Partnership assets, the Business of the Partnership shall be continued, and the liquidating trustee, shall have the right to do all acts authorized by law and all rights and powers of the General Partner under this Agreement (other than a capital account or rights to allocations or distributions) for the purpose of winding-up the affairs of the Partnership. The liquidating trustee shall diligently proceed to wind-up the affairs of the Partnership.

(c) In the event of winding-up and liquidation of the Partnership, the General Partner or the liquidating trustee, as the case may be, shall take the following steps:

(i) determine which Partnership properties and assets should be distributed in kind, if any, and dispose of all other Partnership properties and assets at the best cash price obtainable therefor;

(ii) second, apply Partnership property to the payment of the debts and liabilities of the Partnership, including those to Partners having the status of creditors other than on account of any distributions owed to such Partners pursuant to Article IV, the expenses of liquidation and the establishment of any reserves deemed necessary by the General Partner or the liquidating trustee, as the case may be;

(iii) third, distribute any remaining Partnership assets and property among the Partners in proportion to their positive Capital Account balances in complete liquidation of each Partner's interest in the Partnership; and

(iv) fourth, upon the completion of winding up of the Partnership, file, with the Secretary of State of Delaware, a certificate of cancellation as required by the Act.

If any reserves are established in connection with the foregoing, the General Partner or the liquidating trustee, as the case may be, may pay over said amounts to an escrow agent to be held by it for the purposes of disbursing such reserves in payment of any contingencies which may arise and, at the expiration of such period as the General Partner or the liquidating trustee, as the case may be, may deem advisable, for distribution of the balance thereof in the same manner and with the same priorities as are above-provided for. The Limited Partners shall look solely to the assets of the Partnership for the return of their Capital Contributions.

8.3 CESSATION OF GENERAL PARTNER'S AUTHORITY; ELECTION TO CONTINUE THE PARTNERSHIP. (a) Upon dissolution caused by an event described in Section 8.1(c), (d) or (e), the General Partner which is the subject of such event shall cease to be authorized to act as a General Partner hereunder ("Unauthorized General Partner") and the Partnership shall be dissolved and be wound-up and liquidated pursuant to Section 8.2 unless the Limited Partners exercise Voting Rights, within ninety (90) days after such event, to continue the business of the Partnership. Upon the exercise of Voting Rights by the Limited Partners to continue the business of the Partnership, the continuing limited partnership shall continue on substantially identical terms to the Partnership and shall carry on the Business of the Partnership. The continuing limited partnership shall succeed to all rights and assets of the Partnership and shall assume the liabilities thereof.

(b) In the event the Limited Partners continue the Partnership business as aforesaid, the General Partner Membership of the Unauthorized General Partner shall be converted to a Limited Partner Membership and the General Partner Percentage Interest of the Unauthorized General Partner, effective upon the occurrence of the event causing such dissolution, shall be converted into a new class of Limited Partner interest in the continuing limited partnership or any successor partnership with the same participation in distributions and allocations as are under the terms of this Agreement given to the General Partner (and the same obligation under Section 2.3 of Appendix A), and this provision shall not be construed to effect or require a forfeiture of any converted General Partner's Percentage Interest. The cash or property to be contributed by the converted General Partner for its new limited partner interest shall be its existing interest in the Partnership and its capital account shall not be affected by such conversion.

(c) Subject to other agreements and exceptions accepted by the Limited Partners upon the exercise of their Voting Rights, any designated substitute General Partner pursuant to the Limited Partners' exercise of Voting Rights shall, upon becoming a party to this Agreement, have the rights, powers and obligations of the General Partner under this Agreement. If such designee was a Limited Partner, its Membership as such shall be converted to that of a General Partner but its Percentage Interest shall remain identical as to its distributive share and entitlement to preferential distributions (including the absence of a negative Capital Account restoration obligation). If such designee was not previously

a Partner, it shall be required to acquire all or a portion of a Percentage Interest having at least a one percent (1%) interest in all allocable items of the Partnership from any Partner on such terms as it can, which Percentage Interest shall remain identical as to interest in capital and its distributive share and entitlement to preferential distributions. Each Partner agrees that it shall continue as a limited partner in the continuing limited partnership in the event of an exercise of Voting Rights by the Limited Partners to continue the business of the Partnership, and agrees to execute all documents and take such further action as may be necessary in connection therewith.

8.4 TIME FOR WINDING-UP. A reasonable time, up to twenty-four (24) months, shall be allowed for the orderly liquidation of assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner or the liquidating trustee, as the case may be, to minimize the normal losses attendant upon a liquidation.

8.5 FINAL ACCOUNTING. Each of the Partners shall be furnished with a statement, prepared by the Partnership's accountants, setting forth the assets and liabilities of the Partnership as of the date of the complete liquidation. Upon the compliance by the General Partner or the liquidating trustee, as the case may be, with the foregoing distribution plan, the Limited Partners shall cease to be such. The General Partner or the liquidating trustee, as the case may be, shall execute and cause to be filed a Certificate of Cancellation of the Partnership or amendment thereto and any and all other documents necessary with respect to termination and cancellation.

IX. AMENDMENT OF THE AGREEMENT

9.1 AMENDMENT BY GENERAL PARTNER. This Agreement may be amended by the General Partner without the approval of any Limited Partner provided that such amendment is in accordance with any of the following:

(a) Solely for the purpose of clarification and does not change the substance hereof or thereof.

(b) Solely for the purpose of reflecting a change in the identity or address of the agent for service of process maintained pursuant to the Act and Article I of this Agreement.

(c) For the purpose of admitting or deleting Limited Partners or General Partners, including upon conversion of the General Partner Membership(s) and Percentage Interest(s) of Unauthorized General Partner(s), in accordance with the provisions of this Agreement or reflecting a change in the classification of a Percentage Interest or portion thereof from or to a General Partner Percentage Interest from or to a Limited Partner Percentage Interest in accordance with Section 8.3.

(d) For the purpose of reflecting a contribution by any Partner or a return of all or a portion of the Capital Contribution of any Partner.

(e) To the extent that a Certificate of Limited Partnership may be amended by the General Partner without the consent of the Limited Partners under the Act and otherwise in implementation of, or to effectuate the provisions of, any part of this Agreement or to continue the Partnership for the term provided herein under the laws of the State of Delaware and of any state or jurisdiction in which it shall do business.

(f) The General Partner determines, in its absolute discretion based on advice of counsel for the Partnership as to then current requirements of the Internal Revenue Code or any applicable laws or regulations with respect to partnerships, that an amendment is necessary or appropriate to satisfy such requirements.

9.2 OTHER AMENDMENTS. All other amendments to this Agreement shall require the approval of the General Partner and a Majority in Interest of the Limited Partners, and all Partners hereby agree to execute all documents and instruments necessary to evidence their approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized pursuant to an exercise of Voting Rights by the Limited Partners, which if exercised in favor of such an amendment, shall constitute the approval of all of the Limited Partners; provided that any amendment that would result in the loss of any Limited Partner's limited liability, increase any Limited Partner's obligations to make contributions to the capital of the Partnership or further limit a Limited Partner's ability to hold or transfer its Membership or its Limited Partner Percentage Interest, may be adopted only if such Limited Partner does not exercise Voting Rights to disapprove such amendment by returning, within thirty (30) days after the request is effective, an executed counterpart of a proposed written action indicating its disapproval of such action. Notwithstanding the foregoing, Sections 7.2 and 8.1 of the Agreement shall not be amended, directly or indirectly, prior to the receipt of the opinion of tax counsel referred to in such Sections.

X. POWER OF ATTORNEY

10.1 GRANT OF POWER. Each Limited Partner by its signature hereto irrevocably makes, constitutes and appoints the General Partner, its true and lawful attorney in its name, place and stead, with full power of substitution and resubstitution, and with the power from time to time to substitute or resubstitute one or more others as such attorney, to make, execute, swear to, acknowledge, verify, deliver, file, record and publish any or all of the following:

(a) All documents, certificates or other instruments (including, without limitation, certificates of limited partnership, fictitious name certificates, trade name certificates and applications to transact business in any other state or jurisdiction) which may be required to be filed or which the General Partner shall deem it in the interest of the Partnership to be filed by the Partnership under the laws of the State of Delaware or of any other state or jurisdiction in which the Partnership shall transact business or in which the General Partner shall deem it advisable to file.

(b) All documents, certificates or other instruments which may be required or deemed desirable by the General Partner to effectuate the provisions of any part of this

Agreement and by way of extension and not in limitation to do all such other things as shall be necessary to continue the Partnership under the laws of the State of Delaware and of any state or jurisdiction in which it shall do business.

(c) Amendments to this Agreement authorized or approved in accordance with Article IX and all documents, certificates or other instruments deemed desirable by the General Partner or required in connection therewith.

(d) All documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership or the organization of any continuing or successor limited partnership occurring upon the death, withdrawal, incompetency, Bankruptcy or other "event of withdrawal" (as defined in the Act) of a General Partner as hereinbefore provided.

(e) All documents, certificates or other instruments which may be required to effectuate, or evidence all Limited Partners' consent to, approval of, and agreement with, any action taken or authorized pursuant to the exercise of Voting Rights as hereinbefore provided.

(f) All documents, certificates or other instruments deemed desirable by the General Partner or which may be required to be filed by the Partnership under the laws of the State of Delaware and of any other state or jurisdiction in which it or any of its Partners shall do business or in which any of its Partners shall reside, in order to substitute a Partner for a Partner transferring its Interest pursuant to this Agreement, or to admit additional, substituted or successor Limited Partners or General Partners in accordance with this Agreement.

10.2 <u>IRREVOCABLE NATURE</u>. It is expressly intended by each Partner that the foregoing power of attorney is a special power of attorney coupled with an interest in favor of each of those appointed as attorney-in-fact on his or its behalf, and as such shall be irrevocable and shall survive such Partner's death, incompetence (including an adjudication of insanity) or, in the case of a Partner which is not a natural Person, its merger, dissolution or other termination of existence.

10.3 <u>TRANSFER OF PERCENTAGE INTERESTS</u>. The foregoing power of attorney shall survive the delivery of an instrument of transfer by any Partner of the whole or any portion of or interest in its Percentage Interest, except that where a transferee of such Percentage Interest has been approved as a substituted or successor Partner and the transferee has thereupon ceased being a Partner, all in accordance with this Agreement, then the foregoing power of attorney of the transferror Partner shall survive the delivery of such instrument of transfer for the sole purpose of enabling the attorneys-in-fact for such transferor Partner, or any of such attorneys-in-fact, to execute, swear to, acknowledge and file any and all instruments necessary to effectuate such Transfer and substitution or succession.

XI. MISCELLANEOUS

11.1 NOTICES. All notices to the Partnership shall be sent registered mail, return receipt requested, addressed c/o the General Partner at the Partnership's principal place of business. All notices to a Partner shall be sent registered mail, return receipt requested, addressed to such Partner or its address indicated opposite its signature below, or such other address as may be specified by the Partner from time to time in a notice to the Partnership (with copies to the other Partners). All notices shall be deemed given or served when deposited in the United States mail, certified or registered, postage prepaid, properly addressed and return receipt requested.

11.2 WAIVER. Each of the Partners hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Partnership property or to compel any sale thereof.

11.3 WHOLE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not set forth or expressly referred to herein.

11.4 CONSTRUCTION. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise specifically stated, references to Sections, Articles, Exhibits and Appendices refer to the Sections, Articles, Exhibits and Appendices of this Agreement and are a part of this Agreement for all purposes.

11.5 BINDING NATURE. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their successors, personal representatives, heirs, devisees, guardians and assigns.

11.6 INVALIDITY. In the event that any provision of this Agreement shall be held to be invalid, the validity of the remaining provisions of the Agreement shall not in any way be affected thereby.

11.7 COUNTERPARTS; FURTHER DOCUMENTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart. At any time or times upon the request of the General Partner, the parties agree to sign, swear to and/or acknowledge the certificate of limited partnership to the extent required by the law of Delaware or any other jurisdiction; to sign and, if necessary, swear to, and/or acknowledge any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law;

to sign, swear to and/or acknowledge similar certificates or affidavits to certificates or statements of fictitious name, trade name or the like (and any amendments or cancellations thereof) to the extent required by the laws of or applicable to Delaware or of any other jurisdiction in which the Partnership transacts or proposes to transact business, or deemed necessary by the General Partner; and cause the filing of any of the same for record wherever such filing shall be required by law or deemed necessary by the General Partner; and to sign, swear to or acknowledge any other document, certificate or instrument as to which a power of attorney is granted in Article X.

11.8 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

IN WITNESS WHEREOF, the General Partner and the original Limited Partner have duly executed this Agreement as of the date first above written.

Address:

2100 Market Street, N.E.
Decatur, Alabama 35601

GENERAL PARTNER:

WOLVERINE TUBE, INC., a Delaware corporation

By: [signature]
Name: JAMES E. DEASON
Title: EX V.P. Chief Financial Officer

Address:

300 Delaware Avenue
Suite 1704
Wilimington, Delaware 19801

LIMITED PARTNER:

TF INVESTOR, INC., a Delaware corporation

By: ____________________
Name: ____________________
Title: ____________________

IN WITNESS WHEREOF, the General Partner and the original Limited Partner have duly executed this Agreement as of the date first above written.

Address:

2100 Market Street, N.E.
Decatur, Alabama 35601

GENERAL PARTNER:

WOLVERINE TUBE, INC., a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________

Address:

300 Delaware Avenue
Suite 1704
Wilimington, Delaware 19801

LIMITED PARTNER:

TF INVESTOR, INC., a Delaware corporation

By: Norman J. Shuman
Name: Norman J Shuman
Title: Pres

DLMAIN02 Doc: 248203_1
950692-067-001

TUBE FORMING, L.P.

APPENDIX A
TAX MATTERS

This Appendix is attached to and is a part of the Agreement of Limited Partnership (the "Agreement") of **TUBE FORMING, L.P.** (the "Partnership"). The provisions of this Appendix are intended to comply with the requirements of Treas. Reg. § 1.704-1(b)(2)(iv) and Treas. Reg. § 1.704-2 with respect to maintenance of capital accounts and partnership allocations, and shall be interpreted and applied accordingly.

ARTICLE I.
DEFINITIONS

1.1. **Definitions.** For purposes of this Appendix, the capitalized terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Appendix shall have the meanings specified in the Agreement.

"Adjusted Fair Market Value" of an item of Partnership property means the greater of (i) the fair market value of such property or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of section 7701(g) of the Code.

"Book" means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. § 1.704-1(b)(2)(iv) as reflected in this Appendix, as distinguished from any accounting method which the Partnership may adopt for other purposes such as financial reporting.

"Book Value" means, with respect to any item of Partnership property, the book value of such property within the meaning of Treas. Reg. § 1.704-1(b)(2)(iv)(g).

"Capital Account" means the capital account of a Partner maintained in accordance with this Appendix.

"Code" means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code shall be deemed to include references to corresponding provisions of succeeding internal revenue law.

"Excess Deficit Balance" means the amount, if any, by which the balance in a Partner's Capital Account as of the end of the relevant taxable year is more negative than the amount, if any, of such negative balance that such Partner is obligated to restore to the Partnership or is treated as obligated to restore to the Partnership pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c), Treas. Reg. § 1.704-1(b)(2)(ii)(h), Treas. Reg. § 1.704-2(g), or Treas. Reg. § 1.704-2(i)(5). Solely for purposes of computing a Partner's Excess Deficit Balance, such Partner's Capital Account shall be reduced by the amount of any adjustments,

allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that are reasonably expected as of the end of such taxable year.

"Regulatory Allocation" means (i) any allocation made pursuant to Section 3.4(c); or (ii) any reallocation made pursuant to Section 3.5.

"Revaluation Event" means (i) a liquidation of the Partnership (within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g)); or (ii) a contribution of more than a *de minimis* amount of money or other property to the Partnership by a new or existing Partner or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Partner where such contribution or distribution alters the Percentage Interest of any Partner.

"Section 705(a)(2)(B) Expenditures" means non-deductible expenditures of the Partnership that are described in section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i).

"Tax Basis" means, with respect to any item of Partnership property, the adjusted basis of such property as determined in accordance with the Code.

"Treasury Regulation" or "Treas. Reg." means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).

ARTICLE II.
CAPITAL ACCOUNTS

2.1. Maintenance. A single Capital Account shall be maintained for each Partner in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

2.2. Revaluation of Partnership Property. (a) Upon the occurrence of a Revaluation Event, all Partnership property (whether tangible or intangible) may, in the discretion of the General Partner, be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to the Revaluation Event, and the Capital Accounts of the Partners shall be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f).

(b) Upon the distribution of Partnership property to a Partner under circumstances not constituting a Revaluation Event, such property shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Partners shall be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(e).

2.3. Restoration of Negative Balances. A negative or deficit balance in any Partner's Capital Account shall not be deemed to be an asset of the Partnership, and no Partner with a negative or deficit balance in its Capital Account shall have any obligation to the Partnership, to any other Partner or to any third party or creditor to restore or repay said negative or deficit balance.

ARTICLE III.
ALLOCATION OF BOOK INCOME AND LOSS

3.1. Book Income and Loss. (a) The Book income or loss of the Partnership for purposes of determining allocations to the Capital Accounts of the Partners shall be determined in the same manner as the determination of the Partnership's taxable income, except that (i) items that are required by section 703(a)(1) of the Code to be separately stated shall be included; (ii) items of income that are exempt from inclusion in gross income for federal income tax purposes shall be treated as Book income; (iii) Section 705(a)(2)(B) Expenditures shall be treated as deductions; (iv) items of gain, loss, depreciation, amortization or depletion that would be computed for federal income tax purposes by reference to the Tax Basis of an item of Partnership property shall be determined by reference to the Book Value of such item of property; and (v) the effects of upward and downward revaluations of Partnership property pursuant to Section 2.2 shall be treated as gain or loss respectively from the sale of such property.

(b) In the event that the Book Value of any item of Partnership property differs from its Tax Basis, the amount of Book depreciation, depletion or amortization for a period with respect to such property shall be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property. If the Tax Basis of such property is zero, the Book depreciation, depletion or amortization with respect to such property shall be computed by using a method consistent with the method that would be used for tax purposes if the Tax Basis of such property were greater than zero.

(c) Allocations to the Capital Accounts of the Partners shall be based on the Book income or loss of the Partnership as determined pursuant to this Section 3.1. Such allocations shall be made as provided in the Agreement except to the extent modified by the provisions of this Article III.

3.2. Allocation of Nonrecourse Deductions. Deductions that are "nonrecourse deductions" within the meaning of Treas. Reg. § 1.704-2(b) shall be allocated among the Partners in the same manner as other deductions pursuant to Section 6.1 of the Agreement.

3.3. Allocation of Partner Nonrecourse Deductions. Notwithstanding any other provisions of the Agreement, any item of "partner nonrecourse deduction" within the meaning of Treas. Reg. § 1.704-2(i) shall be allocated in accordance with Treas. Reg. § 1.704-2(i).

3.4. Chargebacks of Income and Gain. Notwithstanding any other provisions of the Agreement:

(a) Partnership Minimum Gain. Allocations shall be made as necessary to comply with the minimum gain chargeback requirement of Treas. Reg. § 1.704-2(f).

(b) Partner Nonrecourse Debt Minimum Gain. Allocations shall be made as necessary to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treas. Reg. § 1.704-2(i)(4).

(c) Qualified Income Offset. Allocations shall be made as necessary to comply with the qualified income offset provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d).

3.5. Reallocation to Avoid Excess Deficit Balances. Notwithstanding any other provisions of the Agreement, no Book loss or deduction shall be allocated to any Partner to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Partner. Such Book loss or deduction shall be reallocated away from such Partner and to the other Partners in accordance with the Agreement, but only to the extent that such reallocation would not cause or increase Excess Deficit Balances in the Capital Accounts of such other Partners.

3.6. Curative Allocation. Subject to the provisions of Sections 3.2, 3.3, 3.4 and 3.5, but notwithstanding any other provision of the Agreement, in the event that any Regulatory Allocation is made pursuant to this Appendix for any taxable year, then remaining Book items for such year (and, if necessary, Book items for subsequent years) shall be allocated or reallocated in such amounts and proportions as are appropriate to restore the Capital Account balances of the Partners to the position in which such Capital Account balances would have been if such Regulatory Allocation had not been made.

ARTICLE IV.
ALLOCATION OF TAX ITEMS

4.1. In General. Except as otherwise provided in this Article IV, all items of income, gain, loss and deduction shall be allocated among the Partners for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

4.2. Section 704(c) Allocations. In the event that the Book Value of an item of Partnership property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with section 704(c)(1)(A) of the Code and Treas. Reg. § 1.704-1(b)(2)(iv)(f)(4), § 1.704-1(b)(2)(iv)(g) and § 1.704-1(b)(4)(i). The General Partner may select any reasonable method for making such allocations, including, without limitation, any method described in Treas. Reg. § 1.704-3.

4.3. <u>Tax Credits</u>. Tax credits shall be allocated among the Partners in accordance with Treas. Reg. § 1.704-1(b)(4)(ii).

[END OF APPENDIX A]